Exhibit 10.33

SECOND AMENDMENT

TO THE

NEWBRIDGE BANCORP NON-QUALIFIED DEFERRED COMPENSATION PLAN

FOR

DIRECTORS AND SENIOR MANAGEMENT

WHEREAS, NewBridge Bancorp (the “Company”) sponsors the NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management (the “Plan”) for the benefit of the Company’s Directors and select members of its senior management, and those of its affiliated employers who have adopted the Plan; and

WHEREAS, Section 13.1 of the Plan permits the Compensation Committee of the Company’s Board of Directors (the “Committee”) to amend the Plan at any time, subject to certain restrictions not applicable here; and

WHEREAS, the Committee has deemed it advisable to amend the Plan to permit the Company to make non-elective contributions to the Plan from time to time on behalf of participants in the Plan.

NOW, THEREFORE the Plan is hereby amended as follows, effective January 11, 2012:

Article 1 of the Plan is amended by deleting Section 1.1 in its entirety and replacing it with a new Section 1.1 to read as follows:

1.1 “Account” means the account the Employer establishes under this Plan for each Participant, and includes a Participant’s Elective Deferral Account and Non-Elective Contribution Account.

Article 1 of the Plan is amended by adding a new Section 1.22A immediately following Section 1.22, such Section 1.22A to read as follows:

1.22A “Non-Elective Contribution” means any cash or property the Employer contributes to the Plan on behalf of some or all Participants in the Plan pursuant to Section 3.2 of the Plan.

Article 1 of the Plan is amended by adding a new Section 1.22B immediately following new Section 1.22A and immediately preceding Section 1.23, such Section 1.22B to read as follows:

1.22B “Non-Elective Contribution Account” means the portion of the Participant’s Account attributable to Non-Elective Contributions and Earnings thereon.

Article III of the Plan is amended by adding a new Section 3.2 immediately following Section 3.1, to read as follows:

3.2 Employer Non-Elective Contributions.

(a)	Amount of Contribution. The Employer may, in its absolute discretion, choose to contribute an amount for some or all Participants in the Plan, such contribution to be in an amount determined by the Employer on or before the time for filing its tax returns for the Plan (calendar) Year for which the contribution is being made.

(b)	Allocation of Contribution. Any such Employer Non-Elective Contribution may be allocated pro rata among all Participants in the Plan, or among Employee Participants, or among Director Participants, based on the ratio that the Participant’s Compensation for the Plan Year bears to the Compensation for that Plan Year of all Participants eligible to share in the contribution, based on bonus amounts awarded or performance awards granted to such eligible Participants, or on any other basis determined by the Employer in its absolute discretion at the time the contribution is made.

(c)	Participants Eligible for Non-Elective Contribution Allocation. Participants eligible to share in any Employer Non-Elective Contribution for a Plan Year shall be identified by the Employer at the time the contribution is made.

IN WITNESS WHEREOF, this Second Amendment has been executed this 11th day of January, 2012.

Plan Sponsor

NewBridge Bancorp

By:

Title:

Participating Employer

NewBridge Bank

By:

Title: